Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Amendment No. 1 to the Registration Statement (Registration No. 333-265430) on Form S-3 of Evolution Petroleum Corporation (the “Company”) with respect to the information from our firm’s reserves reports as of September 30, 2021, and as of April 1, 2022, included in or made a part of the Current Reports on Form 8-K/A filed on March 30, 2022 and Form 8-K/A filed on June 15, 2022, and from our firm’s reserves report dated August 9, 2022, included in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2022, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ by Danny Simmons
by Danny D. Simmons, P.E Executive Chairman

Houston, Texas

February 9, 2023